Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-162117 of our report dated March 17, 2008 (which report expressed an unqualified opinion and included explanatory paragraphs relating to (1) Genta Incorporated’s ability to continue as a going concern; (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 , effective January 1, 2007; and (3) Deloitte & Touche LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 2009 reverse stock split and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied), relating to the consolidated financial statements of Genta Incorporated (prior to the effects of the 2009 reverse stock split), not presented in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
December 21, 2009